Exhibit 99.1

Contacts:

Anika Therapeutics, Inc.	PondelWilkinson Inc.
Charles H. Sherwood, Ph.D., CEO	Rob Whetstone (310) 279-5963
Kevin W. Quinlan, CFO	Wade Huckabee (310) 279-5971
(781) 932-6616

ANIKA THERAPEUTICS REPORTS THIRD

QUARTER 2005 FINANCIAL RESULTS

WOBURN, Mass. – October 18, 2005 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today reported financial results for the third quarter and nine-month period ended September 30, 2005.

Total revenue for the third quarter was $10,058,000, a 57% increase from $6,407,000 in the third quarter of 2004.  The company posted net income of $2,531,000, or $.22 per diluted share, for the third quarter of 2005, compared to $884,000, or $.08 per diluted share, for the same period last year.

For the nine months ended September 30, 2005, total revenue increased 30% to $24,369,000 versus $18,810,000 in the comparable period last year.  Net income was $5,071,000, or $.44 per diluted share, compared with $9,435,000, or $.83 per diluted share, for the nine-month period ended September 30, 2004.  The company’s 2004 net income includes a one-time tax benefit amounting to $7,039,000, or $.62 per diluted share, recorded in the first quarter of last year.

During the 2005 third quarter and the nine-month period ended September 30, 2005, the company recorded licensing, milestone and contract revenue of $4,059,000 and $8,609,000, respectively.  These amounts include a final payment of approximately $3.1 million for clinical trial development costs and a contract termination fee in connection with the termination of the development and commercialization contract with OrthoNeutrogena for the company’s hyaluronic acid based cosmetic tissue augmentation product.  For the 2004 third quarter and the nine-month period ended September 30, 2004, licensing, milestone and contract revenue was $853,000 and $1,997,000, respectively.  Product revenue was $5,999,000 for the 2005 third quarter, versus $5,554,000 in the same period last year.  For the nine-month period ended September 30, 2005, product revenue was $15,760,000 versus $16,813,000 in the comparable period in 2004.

Sales of the company’s OrthoVisc® product were $1,405,000 in the 2005 third quarter versus $2,113,000 in the third quarter of 2004.  For the nine-month period ended September 30, 2005, OrthoVisc sales were $5,998,000 versus $7,184,000 in the comparable period of 2004.  Domestic OrthoVisc sales for 2005 have been negatively impacted by high inventory levels held by the company’s distribution partner.  Ophthalmic product sales for the third quarter rose 27% to $3,999,000 versus $3,137,000 in the third quarter of 2004, and were $8,237,000 for the first nine months of 2005 compared to $8,200,000 for the same period last year.  Third quarter ophthalmic product sales were positively impacted by customer restocking after the company’s June 2005 product recall.  Sales of the company’s veterinary product, Hyvisc®, in the third quarter of 2005 increased to $584,000 from $304,000 in the prior year period.  For the nine months ended September 30, 2005, Hyvisc sales totaled $1,413,000 versus $1,430,000 last year.

“This quarter we continued to work closely with our team at DePuy Mitek to develop marketing strategies for OrthoVisc in a manner that we anticipate will both boost uptake of the product and facilitate the reimbursement process,” said Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer.  “Additionally, we are pleased to have rapidly met our customers’ needs after our second quarter setback related to the recall of ophthalmic products,” said Sherwood.  “Also on the product front, as previously announced, in the third quarter we filed the PMA with the FDA for our cosmetic tissue augmentation product and are actively seeking a distribution partner for this product.  Finally, during the third quarter we further augmented our management ranks with a new chief financial officer and, more recently, a new VP of business development.  We now have an experienced, committed and enthusiastic group in place to help take Anika to the next level.”

Product gross margin for the nine months ended September 30, 2005 was 43.7% versus 54.7% for the corresponding period in 2004, reflecting the impact of the recall and product mix.

Total operating expenses were $2,372,000 for the third quarter of 2005, compared to $2,445,000 in the third quarter of 2004, reflecting slightly reduced marketing and G&A.  For the nine-month period ended September 30, 2005, total operating expenses were $7,798,000 versus $7,192,000 in 2004, driven by greater investment in new product development and clinical activities.

Anika’s cash and cash equivalents at September 30, 2005 totaled $45,872,000 versus $39,339,000 at December 31, 2004.  The company has no debt.

Conference Call Information

The company will hold a conference call to review its financial results and business highlights on Wednesday, October 19, 2005, at 9:00 a.m. EDT.  In addition, the company may address during the conference call its business and financial developments and trends, including those involving product lines and business partners; and other business and financial matters affecting the company, which may contain information that has not been previously disclosed.  To listen to the conference call, dial 706-634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at www.anikatherapeutics.com.  The call will be archived and accessible on the same Web site for one year shortly after the completion of the call.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by DePuy Mitek and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery.  It also produces STAARVISC™-II, which is distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s expectations concerning ORTHOVISC® and its relationship with

DePuy Mitek, (ii) the Company’s expectations regarding its cosmetic tissue augmentation product, and (iii) the Company’s expectations of future growth and profitability and strategic plans for development of its products and market.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian, Middle Eastern and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with DePuy Mitek pertaining to ORTHOVISC®, will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including HYVISC®, ORTHOVISC®, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 , and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as well as those described in the Company’s other press releases and SEC filings.

# # #

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Product revenue	$5,999,000	$5,554,000	$15,760,000	$16,813,000
Licensing, milestone and contract revenue	4,059,000	853,000	8,609,000	1,997,000
Total revenue	10,058,000	6,407,000	24,369,000	18,810,000
Cost of product revenue	3,767,000	2,451,000	8,878,000	7,614,000
Gross profit	6,291,000	3,956,000	15,491,000	11,196,000
Operating expenses:
Research and development	979,000	988,000	3,638,000	3,020,000
Selling, general and administrative	1,393,000	1,457,000	4,160,000	4,172,000
Total operating expenses	2,372,000	2,445,000	7,798,000	7,192,000
Income from operations	3,919,000	1,511,000	7,693,000	4,004,000
Interest income	332,000	107,000	819,000	233,000
Income before income taxes	4,251,000	1,618,000	8,512,000	4,237,000
Income tax expense (benefit)
Provision for income taxes	1,720,000	734,000	3,441,000	1,841,000
Benefit from release of valuation allowance	—	—	—	(7,039,000)
Net income	$2,531,000	$884,000	$5,071,000	$9,435,000

Basic net income per common share	$0.24	$0.09	$0.49	$0.94
Basic shares outstanding	10,482,850	10,140,925	10,382,096	10,063,351

Diluted net income per common share	$0.22	$0.08	$0.44	$0.83
Diluted shares outstanding	11,480,570	11,506,999	11,441,296	11,406,098

Anika Therapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$45,872,000	$39,339,000
Accounts receivable, net	1,567,000	2,354,000
Inventories	3,345,000	4,227,000
Current portion deferred income taxes	1,448,000	1,824,000
Prepaid expenses and other current assets	235,000	1,339,000
Total current assets	52,467,000	49,083,000
Property and equipment	11,433,000	10,349,000
Less accumulated depreciation	(9,738,000)	(9,394,000)
Net property and equipment	1,695,000	955,000
Long-term deposits	143,000	143,000
Deferred income taxes	8,513,000	9,357,000
Total assets	$62,818,000	$59,538,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,656,000	$791,000
Other accrued expenses	1,704,000	2,041,000
Deferred revenue	2,822,000	4,116,000
Total current liabilities	6,182,000	6,948,000

Long-term deferred revenue	19,575,000	22,227,000

Stockholders’ equity:
Common stock	105,000	103,000
Additional paid-in capital	34,264,000	32,639,000
Retained earnings (deficit)	2,692,000	(2,379,000)
Total stockholders’ equity	37,061,000	30,363,000
Total liabilities and stockholders’ equity	$62,818,000	$59,538,000